                               TENANCY AGREEMENT

         The undersigned: Mr. N.W. Dijkhuizen, acting in this case in his capacity as director of the Stichting Pensioanfonds Produktschappen Voedselvoorsiening (Pension Fund Foundation for Food Supply Commodity Boards), domiciled at The Hague, Duinweg 25, and as such legally representing this Foundation, to be named hereinafter lessor,

and Mr N. de Jager, M.Sc., acting in this case in his capacity as director of the private company Koninklijke Pabriek Inventum B.V., having its seat at Bilthoven, Lijenseveg 101, and as such legally representing this private company, to be named hereinafter tenant,

declare having made a tenancy agreement on 15th December 1988 with regard to:

office/industrial building under construction, in conformity with the attached brief technical description dated 19th December 1989 by Esbouw Projectmanagement B.V., ref.: Es/ar/8825/18, initialled by the parties, letters dated 16th January 1989 ref.: Es/aj/8825/05 and 12th April 1989 ref.:
Es/aj/8825/05 from Esbouw to Inventum B.V., the drawings of the firm of architects Alberts en van Huut B.V., numbers 88027-W01 up to and including W07, dated 19th December 1989, and the construction drawing(s) of High Tech Raadgevende Ingenieurs b.v. (High Tech Consulting Engineers b.v.), nr.: 88290 pages A and B, dated 30th March 1989, as well as the adjoining building plot of about 1,555 m2 of surface standing and situated on Parkerbann 20 at Nieuvegein, as indicated by red shading in so far as the office/industrial building is concerned, and by yellow shading in respect of the building plot (see attached ground plan(s)), all this well known to the parties.

to be named hereinafter the property hired

as well as the drawings by Hoogendoorn B.V., dated 14-12-1989, the pages 1-01-1-2 and the drawings of Radiar B.V. (air conditioning system) P.12863A dated 14-12-1989, P.12863 B, P.12863 F, P.12863 EZ, P.12863 E and the drawing
Compressed Air Line ground floor dated 18-12-1989. Drawings of the Electische Installatie (electric installation) Sielman B.V., dated 20-11-1989, pages 1 up to and including 3, and the drawings KO-1, Hk1-2 K1-3, LO-1 dated 20-11-1989.



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
         Furthermore, they have agreed upon the following:

GENERAL

         1.1 This contract commits the undersigned to comply with statutory provisions, as well as with local regulations and customs, with regard to letting and hiring, to the extent that it does not deviate from them.

         1.2 This contract forms an integral part of the general terms and conditions deposited at the office of the court at Utrecht on 10th April 1984, where registered under number 230/84.

         The undersigned declare having received a copy thereof and to be fully familiar with its contents.

         These general terms and conditions are held to verbally form part of this contract and are binding upon the undersigned, subject to any explicit deviation therefrom in the clauses to be expressed below, or if application thereof is not feasible with regard to the property hired.

TENANCY - OPTION AND EXTENSION

         2.1. This contract has been made for the period of 5 years commencing on 1st December 1989 and expiring on 30th November 1994.

         2.2 Tenant is entitled to 5 optional years, commencing on 1st December 1994 and thus expiring on 30th November 1999. Tenant is held to use his right of option, unless he notifies the lessor by registered letter with acknowledgement of receipt or writ that he does not want to use this right, at least 12 months before the above date of commencement, thus before or on 30th November 1993.



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
RENT

         3.1. The initial rent shall amount to NLG 324,682.--, in words: three hundred twenty four thousand six hundred eighty two guilders per year excluding V.A.T., payable in advance in 4 instalments, each of 3 months, each amounting to NLG 81,170.50 excluding V.A.T., the first being due on 1st January 1990, without prejudice to what is laid down in clause 4. The above initial rent includes the rent of the adjoining building plot of about 1,555 m2 area, as well as the rent increase covering the additional work and the reduced amount of work carried out at the tenant's request for the lessor's account, as specified on the enclosed list dated 19th December, 1989. The letters dated 16th January 1989 ref.:
Es/aj/8825/05 from Esbouv to Inventum B.V. and dated 25th April 1989 nr.: 1050 from the lessor to Inventum B.V. is hereby annulled, however only as regards the financial consequence already worked up in the above list.

         In view of the commencement date of this contract, the first payment shall be made covering the period from 1st December 1989 till 1st January 1990, and amounts to NLG 27,056.80 excluding V.A.T., in words: twenty seven thousand fifty six guilders and eighty cents.

         Any appeal for a discount or a set-off against a claim which the tenant believes to have or may obtain against the lessor, shall be ruled out.

         3.2. On the other hand the lessor and the tenant mutually agree that the lessor shall charge the tenant for value added tax on the rent referred to in paragraph 1.

Adaptation and Revision of rent

         4. The rent referred to in paragraph 1 of clause 3 shall be adjusted each year, for the first time as at 1st December 1990, in accordance with what is laid down in clauses IIC and IID of the general terms and conditions, on the understanding that the rent shall never be lower than the initial rent.



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



SERVICE CHARGE

5.1. The tenant shall owe to the lessor, each time payable 3 months in advance, an amount of NLG 2,500.--, in words: two thousand five hundred guilders per quarter excluding V.A.T. by way of advance to be settled on account against the cost of the following marked supplies and services:

*     maintenance and periodic inspection of heating system(s).
*     maintenance and periodic inspection of (mechanical) exhaust system(s)
*     maintenance and periodic inspection of triple mechanical ventilation
*     maintenance and periodic inspection of lift installation
* maintenance of premises, gardens, drainage, including replacement of plants
*     clerical expenses of 5%.

5.2. if a tenant is debited for service charge V.A.T. shall be payable.

USE

         6. The property hired is exclusively destined for use as office/industrial accommodation for the purpose of operations being carried out by the tenant, as described in the attached copy of extract from the Register of Business Names of the Chamber of Commerce.

SECURITY

         7. On signing this contract the tenant shall make available to the lessor a bank guarantee of NLG 96,000.--, in words: ninety six thousand guilders including V.A.T.


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
LIABILITY
         B.1. The lessor shall not be liable for the consequences of apparent or latent defects to the property hired, nor for consequential loss to the tenant, nor for damage to persons or property of the tenant or of any third party, nor for any other damage whatsoever, except in the case of damage due to the condition of the property hired, to the extent that the lessor can in such case be blamed for gross negligence.

         B.2. The tenant shall indemnify the lessor against any third party claim in respect of damage to people or goods present in the property hired, caused as a consequence of any defect as described above.

CHARGES PUBLIC UTILITIES
         9. Any charge connected with the supply and use of water, gas and electricity including standing charges in the property hired, shall run for the tenant's account, as also any expense connected with a transformer unit, if required, or with the reinforcing of the existing unit. The respective charges shall be paid by the tenant directly to the relevant utilities.

SPECIAL REGULATIONS
Commencement date payment of rent e.g. of service charges

         The rent and the service charges shall be due as at 1st December 1989.

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
DELIVERY DATES AND DELIVERY/INSPECTION REPORT

         The property hired shall be delivered on 19th December 1999.

         On delivery of the property hired by the lessor to the tenant, the lessor and the tenant shall arrange for the property hired to be inspected to ascertain whether the property hired has been delivered in conformity with the attached appendices. The tenant shall not refuse to sign the inspection report on unreasonable grounds.

         The lessor shall repair to the tenant's satisfaction the shortcomings/defects recorded in the inspection report, if possible within 30 days from date of inspection.

         The inspection report shall serve as delivery report on expiry of the tenancy agreement, on the understanding that in the case of shortcomings/defects the inspection report to be drawn up on completion of repairs shall be accepted as such.


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                                      -6-

RIGHT TO PURCHASE

         a. Should the tenant, during the currency of this tenancy agreement, but latest before 30th November 1994, wish to proceed to buy the property hired sufficiently well known to the parties, the tenant shall be entitled to purchase.

         b. If intending to buy the property hired, the tenant shall notify the lessor of his decision to use his right to purchase, latest within 30th November 1994 by registered letter send to the lessor. Then, notwithstanding a termination of hire as referred to in paragraph 2 of clause 2, the present tenancy contract shall remain in full force until the date of transfer.

         Such purchase shall take place at the market value of the property hired then prevailing, increased by V.A.T., on the understanding that same shall at no time be lower than the cost of acquisition paid by the lessor, which to include also the cost increased by V.A.T. for the technical and/or architectural facilities supplied at the tenant's request, to the extent that same shall not yet have been paid out of the rental.

         This market value shall be fixed by three estate agents. Of these three agents one shall be appointed by each of the parties within a fortnight from the date on which either of the parties shall have received a respective request from the other party.

         A third agent shall be nominated by the two agents within eight days from the date of acceptance of their appointment.

         The judgment passed by the third agent shall be decisive failing agreement among the agents on the market value to be established.

         If either of the parties fails to nominate an estate agent or failing the two nominated agents to agree on the appointment of a third agent, then the willing party could ask the chairman of the Chamber of Commerce and Factories of the district in which the estate is located, to nominate, in the first instance, two estate agents and, in the second instance, one agent. The fees of the agents shall be borne by the parties on a fifty-fifty basis. The agents shall issue their report within six weeks from their definite nomination.

         The charges and transfer tax due on the sale and delivery of the property hired/sold shall run for the tenant's/buyer's account.


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                                      -7-

The tenant/buyer now for then irrevocably authorizes the lessor/vendor to lodge on his behalf a petition of option because of taxed delivery. If the petition is not granted, or if, due to the tenant's/buyer's failure, the petition is not lodged or lodged too late, the selling price shall be increased by the amount of the V.A.T., which would have been due had the petition been granted c.q. (timely) lodged.

         c. If the tenant uses his right to purchase, the deed of conveyance shall be executed as soon as possible before a civil law notary to be nominated by the lessor; such deed shall contain the terms and conditions normally included by this civil law notary in deeds of conveyance. The purchase price and whatever to which the tenant, as purchaser, shall be bound, shall be settled by the latter when passing the deed, on pain of forfeiture of any preferential right and without prejudice to the lessor's rights to damages.

         d. The lessor shall not be empowered to sell the property hired to any third party within the above period of time, thus before 30th November 1994, unless with the tenant's consent.

         e. Failing the tenant to make use of his right to purchase, the right to purchase shall become extinct and the lessor shall be free to sell the property hired to a third party on expiry of the above period, thus from 1st December 1994, while the tenant shall continue to be bound to his tenancy agreement, without prejudice to what is laid down in clauses 2.1. 2.2. and 4.

         f. Any notification referred to above shall be made by registered letter, of which only the date shall be decisive.

         g. Under this clause by sale it is understood that assets brought in or transferred/sold within companies also belonging to the lessor's concern, shall not be included.



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                                      -8-

CLAUSE IV PARAGRAPH C:

         Contrary to what is laid down in Paragraph C of clause IV of the General Terms and Conditions, the parties agree on the following: The words "or his legal predecessor" shall be annulled.

CLAUSE V PARAGRAPH C:

         Contrary to what is laid down in Paragraph C of Clause V of the General Terms and Conditions, the parties agree on the following: the first line from "Without" up to and including "lend", shall be annulled and replaced by the following:

SUBLET

The tenant has obtained the lessor's permission to lend or sublet the property hired wholly or partially to group companies, provided:

              a. such group companies, are, in the lessor's judgement, sufficiently solvent.

              b. no regulations and conditions are stipulated with group companies that are in conflict with those laid down in this contract.

              c. the time of hiring in the sublet agreements coincides with the time of hiring of this contract.

              d. if the right involved is used, the tenant informs the lessor of the names of the group companies and the conditions stipulated.

         The lessor's consent shall not be refused for other than objectively business-inspired reasons.

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
CLAUSE V PARAGRAPH E:

         Contrary to what is laid down in Paragraph E of clause V of the General Terms and Conditions, the parties agree on the following: Instead of the first and second sentences shall be read:

         The lessor grants permission to the tenant to provide advertisements and/or signs on the following conditions and without prejudice to what is otherwise stipulated in this tenancy agreement, namely:

- if available, the plans and/or the specification on the subject shall be submitted to the lessor for his approval;

- the tenant shall ensure that the required licence(s) and/or exemption(s), if required, are obtained; its/their refusal or withdrawal shall not at any time cause the annulment or nullification of the tenancy agreement nor any other action against the lessor; the tenant shall be liable to ensure that in executing the works any pertinent requisites imposed or to be imposed by the authorities are complied with;

- any costs and risks, including the risk of underinsurance, connected with the advertisements and/or signs to be provided to the property hired, shall run for the tenant's account;

- if, consequent upon the advertisements and/or signs provided, the premium of the fire insurance of the property hired and/or properties adjoining should be increased, such increase shall run for the tenant's account;

- any damage c.q. consequential damage, maintenance, renewal, repairs and liability claims of third parties with regard to the advertisements and/or signs provided shall be for the tenant's rink and account;

- the relevant advertisements and/or signs provided by the tenant in, to and/or on the property hired, shall, on expiry of the tenancy (be causes to) be removed by the tenant.

         The 3rd sentence shall be read as follows "shall (fit) non relevant aerials and piping on or to the property hired".



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                                      -10-

OF THE GENERAL TERMS AND CONDITIONS THE FOLLOWING CLAUSES SHALL NOT BE
APPLICABLE:

Clause I

Clause II Paragraph E:

Clause IX

Clause X

MADE in triplicate and signed on 19th December 1989.

TENANT:                            LESSOR:
Koninklijke Fabrick Inventur       Stichting Pensioenfonds
B.V.                               Produktschappen Voednel-
                                   voorsiening

sgd.: illegible                    sgd.: illegible

Nr N. de Jager                     Mr N.W. Dijkhuisen

                          GENERAL TERMS AND CONDITIONS

I.   GENERAL: lodged at the office of the court of Utrecht on 10th April 1984, where registered under number 230/84.

         The Lessor guarantees that the consent required for this tenancy agreement has been obtained from the mortgagees.

II.  RENT

         A. The rent shall be paid in legal Dutch currency or by remittance into a bank or Girobank account to be indicated by the lessor. Payment shall be made such as to enable the lessor to dispose of the money latest on the due date of the respective instalment of rent.

         B. Whenever it is agreed that value added tax shall be charged, the following shall apply;

_ The tenant irrevocably authorizes the lessor to lodge the petition, also in his, the tenant's, name, referred to in subsection b, fifth, of paragraph 1 of section 11 of the 1968 Sales Tax Act, to the effect that value added tax may be charged on the rent referred to in paragraph 1 clause 3 of the tenancy agreement.

_ In the event the lessor proves that dismissal of the above petition is due to the tenant, the rent shall be increased by the amount of value added tax that would be payable if the petition had been granted.

     The same shall apply if the petition is granted as at a later date than the date asked for, albeit only for the period expiring on the date of commencement of the taxed letting.

_ In the event the tenant proves that dismissal of the petition is due to the lessor, the rent referred to in paragraph 1 of clause 3 of the tenancy agreement shall not be increased by value added tax.

_ The value added tax due shall be paid simultaneously with the rent. In the event of a sale of the property hired by the lessor, the new owner and tenant shall be bound to what has been agreed between the lessor and the tenant with regard to the value added tax, unless the new owner and tenant should agree to the contrary.



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                                      -1-

         c. The annual adjustment of the rent shall take place in accordance with the modification of the price-index figure of family consumption, series of wage-earning families having in 1985 a family income below the maximum wage level for entitlement to national health insurance, fixed by the Central Statistical Office on the most recent time basis. The new rent shall be obtained each time by multiplying the current rent in force until the date of adjustment of this ruling rent by a factor to be obtained by dividing the average price-index figure of the calendar year preceding the date of adjustment of the rent by the average price-index figure of the calendar year preceding the date of commencement of the then prevailing rent and by rounding off the figure so obtained to three decimal places.

Consequently,   the new rent shall be: price-index figure for the calendar year preceding the date of commencement of the new rent

prevailing rent X ____________________________________________________________
                price-index figure for the calendar year preceding the date of commencement of the rent in force.

         D. If the Central Statistical Office suspends the announcement of the said price-index figure or changes the basis of its calculation, a possibly comparable index figure shall be applied.

In the case of difference of opinion on this matter, the willing party may ask the Central Statistical Office for a judgment that shall be binding upon the parties. Any expenses connected therewith shall be borne by the parties on a fifty-fifty basis.



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                                      -2-

         E. If either of the parties wants to make use of the power to revise the rent, he shall notify the other party accordingly by registered letter with acknowledgement of receipt latest six months prior to the date on which the revision shall become effective. Failing the parties to come to an understanding within two months from receipt of the notice referred to above, the rent shall be fixed by three estate agents, members of the Dutch Association of Estate Agents NVM. Of these three agents each party shall nominate one within a fortnight from the date on which a party shall have received a request to this end from the other party.

The third agent shall be nominated by these two agents within eight days from their acceptance of the nomination. The judgment of third agent shall be decisive failing agreement between the agents on the rent to be fixed.

Failing one of the parties to nominate an agent or failing both nominated agents to agree on the nomination of a third agent, the willing party may ask the nomination from the chairman of the Chamber of Commerce and Factories of the district in which the estate is located, in the first instance of the two agents and in the second instance of one agent. The agents' fees shall be borne by the parties on a fifty-fifty basis. The agents shall issue their report within six weeks from definite nomination.

III. SERVICE CHARGES

         A. The amount payable by the tenant in advance for the additional supplies and services may before the time specified be modified by the lessor on the basis of a reasonable calculation.



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                                      -3-

         B. The tenant shall be obliged to supply the lessor each year with a specified summary of the expenses referred to in the preceding paragraph.

         Any differential between the expenses actually incurred and the amounts paid by the tenant by way of advance, shall be settled within one month from the issue of the specified summary.

         C. On giving notice to the tenant, the lessor may, if in the letter's opinion there is a reason for it, extend, reduce or annul the supplies and services both in terms of type and volume.

IV.  THE PROPERTY HIRED

         A. The tenant shall arrange to obtain licences and/or exemptions, if required, for the conduct of business, while their cancellation or withdrawal can never cause the tenancy agreement to be annulled or nullified nor any other action against the lessor.

         B. If the lessor and/or co-tenant(s) should be charged with a higher premium for fire insurance in connection with the nature and/or conduct of tenant's business, the tenant shall refund to the lessor and/or co-tenant(s) such extra premium calculated in respect of the aggregate insured sum.

The lessor shall be free in fixing the sum to be insured, in electing the insurance company/companies and in judging the fairness of the premium due.

         C. Any taxes and duties due for items fitted by the tenant or his legal predecessor, the property tax for account of factual use as well as the costs of water consumption shall run for the tenant's account, even to the extent that the assessments c.q. invoices are made out in the name of the lessor.

         D. In the event any alterations and/or changes to or in the property hired are necessary, whether or not on the strength of regulations made by the authorities, in connection with the purpose described in clause 6 of the tenancy agreement, than the provisions under paragraph D of clause V shall apply, the expenses involved being for the tenant's account.



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                                      -4-

V. THE USE

         A. The tenant declares to be sufficiently familiar with the property hired, not requiring any further description thereof. The lessor shall not be liable for the consequences of apparent or latent defects of the property hired.

Such defects shall also include the defective functioning or failure to function of the piping and installations serving for the supply and discharge of heat, water and electricity.

         B. The tenant shall use the property hired as a tenant should and in conformity with the purpose stated in clause 6 of the tenancy agreement, while, in addition, he shall, in line with this purpose, provide and keep it provided with adequate inventory c.q. the required fittings and furniture. The tenant shall not be free without written consent from the lessor, to change the purpose of the property hired.

The tenant shall be obliged to take care that he, or any third party working for his and/or any member of the household, causes no inconvenience to users of the premises involved c.q. the adjoining premises. The tenant undertakes to conduct his business as a tenant should.

         C. Without the previous written consent of the lessor, the tenant shall not have the property hired used, neither wholly nor partly, by any third party or sublet it to any third party.

In the event the tenancy rights fall under an undivided estate, the transfer of the tenancy rights, following allotment in the case of partition of property, shall take place only with previous written consent of the lessor. The tenant shall, without the previous written consent from the lessor, be prohibited from bringing any tenancy right under the present contract into a company, partnership and the like, or from making use of his tenancy rights in each company or partnership.


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                                      -5-

         D. The tenant shall not provide, change or remove anything in or to the property hired, nor to the piping and discharge systems belonging to it, unless with the previous explicit written consent of the lessor. The tenant shall be liable to ensure that in carrying out the works, the pertinent requisites made or to be made by the authorities are complied with, and also that any licences required shall be obtained.

         Whatever the tenant shall have provided, changed or removed in or to the property hired, and this entirely for his own risk and account, shall be left intact by him on expiry of the tenancy without the tenant's right to claim any corresponding compensation from the lessor.

         Any exception to this rule shall be valid only if, in granting the consent referred to in the first sentence of this section, the lessor shall have reserved his right to require the tenant, on expiry of the tenancy, to bring the property hired in the condition in which it was on commencement of the tenancy agreement.

         E. The tenant shall not provide any advertisements or signs without having obtained the explicit written consent of the lessor.

         The lessor shall for himself and/or for third parties reserve the right to provide advertisements to or on the property hired or the complex to which the property hired belongs, to the extent that this shall not affect the tenant's conduct of business c.q. causes him inconvenience.

         Without the explicit written consent of the lessor, no aerials and piping shall be provided on or to the property hired. The tenant shall forfeit a penalty of NLG 250.-- for each day on which he maintains an aerial and/or a pipeline without the previous written consent of the lessor.

         The tenant shall ensure that no people are allowed on the roof and that no objects are put on it.

         No items shall be provided in or to the property hired that may cause damage to it.


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                                      -6-

VI.  MAINTENANCE AND REPAIRS

         A. The tenant shall be obliged to continue keeping in proper state of maintenance the object hired, including the sanitary jettings, which he has accepted in good condition, with pipelines and discharge system, and to have the chimneys swept for his account.

         The tenant shall, for his own account, substitute as soon as possible by quite identical new panes, all glass panes of the property hired, including plate glass windows or shop-windows, which should break or be damaged during the tenancy.

         In the case of frost or snow the tenant shall take all steps to avoid damage to the property hired or to property of any third party, in particular he shall during frosty weather take all measures to prevent heating systems and/or hot water plants (if and when available in the property hired), pipeline and discharge systems from freezing. The tenant shall be liable for the proper and professional maintenance and use of all facilities and installations existing in or to the property hired.

         B. The repairs referred to in section 1619 of the Civil Code as running for the tenant's account shall also include those to door/window furniture, sanitary fittings, electric installation and gas plant, awnings, partition walls, ceiling covering, as well as ventilating and airconditioning plant(s) and central heating system(s) (including the renewal of radiator cocks).

         In the event the lessor wants to institute investigations into the advisability to have repairs carried out as referred to in clause 1591 of the Civil Code, or if he wants to have such repairs prepared or carried out, or if works have to be done on behalf of other tenants or occupants, the tenant shall be obliged to give the lessor, or the person reporting to him in the name of the lessor, as soon as possible but latest within 24 hours from receiving the notice to be given to the tenant on the part of the lessor, access to this effect to the property hired and to enable him to carry out the intended investigations and/or the works deemed necessary by the lessor, without being entitled to make any condition in this respect nor to require any consideration.

         This shall hold good regardless of the duration of such works.



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                                      -7-

VII. DEFAULT

         A. If the tenant, on written demand, is in default in the fulfilment of any obligation imposed on him by the law, the local regulations and customs and/or the present contract, the lessor shall be entitled to notify him to terminate the tenancy forthwith before expiry, without giving any further notice or judicial interposition to this effect being required, so far as permitted by law. Alternatively, in the event of the above demand, such notification may already take place conditionally, namely if such demand is ignored.

         The costs of demand and notification shall run for the tenant's account, the former also if on its receipt the tenant as yet complies with his obligations.

         B. The tenant shall be bound to compensate the lessor for any damage sustained by the latter due to the default and/or the termination of tenancy before expiry referred to above, without prejudice to both parties' obligation to meet with any liability that should occur for each of them until the expiry of the tenancy.

         C. Any cost, both in and out of court, caused to the lessor by the tenant's default against any of the clauses of this contract, shall run for the tenant's account. Any extrajudicial costs running for the tenant's account, shall, in the case of default in payment of the rent, be fixed by the parties at at least 15% of the rent due for payment.

         D. In the case of non-payment of rent the lessor shall be entitled, without any demand and/or giving further notice being required, to charge an interest of 1% per month (or part of a month) on the rent in arrears.

         E. These stipulations shall leave intact the lessor's power to demand at law, under the provisions of section 1302 of the Civil Code, annulment of the tenancy agreement on the ground of default by the tenant, coupled with indemnification and clearance of the property hired.



Tenant's initials:                                    Lessor's initials:
                                      -8-

VIII. SECURITY AND/OR BANK GUARANTEE

         A. The security c.q. bank guarantee shall serve as security:

- for whatever the tenant, under the present contract or its extension, if any, shall become due to the lessor or his successor(s) in title, (including any indemnification to be for the tenant's account as well as the interest and costs referred to in clause VII).

- as well as for any financial damage sustained by the lessor in the case of termination of the tenancy agreement before its expiry, due to the tenant's bankruptcy, to the extent that no recovery against the tenant and/or the estate shall be possible.

         B. If during the currency of the tenancy agreement the lessor is forced to call on the security c.q. bank guarantee, the tenant shall pay same up as soon as possible but anyway within two weeks.

         C. The bank guarantee shall remain valid until at least three months from expiry of the tenancy agreement.

         D. No interest shall be paid on the security.

         E. The tenant shall not be entitled to require any amount due to the lessor to be set off against the security.

         F. On expiry of the tenancy, the clearance and the delivery, the lessor shall fix as soon as possible the amount of his claims, and, so far as possible after setting off same against the security, pay over the balance of the security to the tenant, c.q. give his consent to the tenant to withdraw the bank guarantee.

IX. DELIVERY

         The tenant shall renounce the rights which he may enforce against the lessor, in the event the latter is unable to place the property hired at the tenant's disposal on the agreed date, provided this is due to any act or default of a third party, if and to the extent that the lessor cannot reasonably be blamed for this.





Tenant's initials:                                            Lessor's initials:

X.   APARTMENTS

         A. If, at the time of concluding the present tenancy agreement, the property hired forms part of a building belonging to a cooperative society or being split up in apartments, the tenant undertakes to comply with any commitment resulting from the use and the rules and/or regulations.

         B. The tenant to be conversant with those rules and/or regulations and to have received a copy thereof.

         C. If, during the currency of the present tenancy agreement, the building, of which the property hired forms part, comes into the ownership of a cooperative society or is split up into apartments, the tenant undertakes to comply with all corresponding commitments resulting from the rules and/or regulations, to the extent that some shall not be contrary to the provisions of the present tenancy agreement.

XI.  TERMINATION OF THE TENANCY AND A POSSIBLE PURCHASE

         A. For a period of twelve months prior to termination of the tenancy, and also in the case of an intended private or public sale, and at any rate from the date on which notice of termination of the tenancy agreement is given, the tenant shall be obliged to permit the property hired to be inspected from 14.00 to 16.00 hours on every Tuesday and Thursday, alternatively, if local customs so require, on two other days of the week and, in addition, on the date of the public sale, as well as to permit notices of the public sale, selling or letting boards or notices being put up.

         B. On termination of the tenancy, the tenant shall be obliged to timely vacate the property and, with due observance of clause V D, to place same in good condition and properly cleaned at the lessor's disposal, as well as to hand the keys over to the lessor.

         C. If, on termination of the tenancy, the lessor should not receive the keys in time, he shall be entitled to gain entrance into the property hired at the tenant's expense, without prejudice to the tenant's obligation to indemnify him for any damage that should occur due to this failure.



Tenant's initials:                                  Lessor's initials:

         D. Any items which the tenant should leave behind in the property hired once the tenancy has expired, shall be deemed to have been abandoned by him to the lessor.

         The lessor shall be entitled to dispose of such items as his property, without being required to pay any corresponding compensation to the tenant or without being accountable to him in this respect, without prejudice to the lessor's right to remove such items at the tenant's expense.

XII. DOMICILE

         The tenant declares to continue electing domicile in the property hired for any notices etc. which the lessor should wish to give in connection with the execution of this agreement (including termination of the tenancy before expiry, annulment and clearance).



Tenant's initials:                                    Lessor's initials:

                                               CHAMBER OF COMMERCE AND FACTORIES
                                               FOR UTRECHT AND DISTRICT


                                                             FILE NUMBER; 1132 0
                                                             PAGE              1

IN THE REGISTER OF BUSINESS NAMES OF THE CHAMBER OF COMMERCE AND FACTORIES FOR UTRECHT AND DISTRICT IS ENTERED UNDER NUMBER 1132 THE COMPANY UNDER THE STYLE OF KONINKLIJKE FABRIEK INVENTUM B.V.

LEGAL FORM  :  PRIVATE COMPANY

NAME OF THE COMPANY  :  KONINKLIJKE FABRIEK INVENTUM B.V.
PLACE OF BUSINESS  : DE BILT
DATE MEMORANDUM OF ASSOCIATION  :  22ND MAY 1915
DATE LATEST MODIFICATION ARTICLES OF ASSOCIATION  :  2ND MARCH 1982

AUTHORIZED CAPITAL  :  NLG 5,000,000
SUBSCRIBED CAPITAL  :  NLG 2,802,000
PAID-UP CAPITAL     :  NLG 2,802,000

ADDRESS OF THE COMPANY  : LEYENSEWEG 101, 3721 BC BILTHOVEN

DATE OF ESTABLISHMENT OF THE COMPANY 22ND MAY 1915  :
2ND MARCH 1982.

DATE OF CONTINUATION OF THE COMPANY BY THE PRIVATE COMPANY  :
2ND MARCH 1982.

DESCRIPTION OF BUSINESS:
MANUFACTURE OF INSTRUMENTS AND ELECTRIC DEVICES

PEOPLE EMPLOYED IN THE ENTIRE BUSINESS : CAT. 8 (100 UP TO AND INCLUDING 199 EMPLOYED PERSONS)
--------------------------------------------------------------------------------

MANAGEMENT:

????, DE, NICOLAAS, N.SC., RESIDING AT VOORSCHOTEN, NADURONEG 4,
BORN AT ???, ON 7TH AUGUST 1940
OF DUTCH NATIONALITY
COMMENCED DUTIES ON  :  15TH JANUARY 1989
TITLE OF THIS MANAGER  :  DIRECTOR
COMPETENT ALL BY HIMSELF (COMPETENT INDIVIDUALLY)

--------------------------------------------------------------------------------

SUPERVISORY DIRECTORS:

(???)     20TH JANUARY 1989

                                               CHAMBER OF COMMERCE AND FACTORIES
                                               FOR UTRECHT AND DISTRICT


                                                             FILE NUMBER: 1132 0
                                                             PAGE              2


BRINK, VAN DEN, GIJSBERTUS, LL.M., RESIDING AT HILVERSUM, PARKLAAN 7; BORN AT ZEIST, ON 3OTH MAY 1946 DUTCH NATIONALITY COMMENCED DUTIES ON: 26TH OCTOBER 1987
OFFICE: SUPERVISORY DIRECTOR

BRINKERT, JACOB WILLEM, M.SC., RESIDING AT LEUSDEN, GEULNIJK 12, BORN AT THE HAGUE ON 15TH DECEMBER 1931 DUTCH NATIONALITY COMMENCED DUTIES ON: 15TH JANUARY 1989 OFFICE: SUPERVISORY DIRECTOR

---------------------------------------------------------------------

PERSON(S) HOLDING A POWER OF ATTORNEY:

???; HENDRIKUS, FREDERIKUS, ANTONIUS, RESIDING AT HUSSOM, JANSLAAN, ST. ??, BORN AT HUSSUM ON 13TH JULY 1954 DUTCH NATIONALITY COMMENCED DUTIES ON: 7TH MARCH 1988 TITLE OF THIS DEPUTY MANAGER: HEAD OF FINANCIAL DEPARTMENT LIMITED POWER OF ATTORNEY (SEE FILE OF REGISTER OF BUSINESS NAMES)

VALID ONLY IF PROVIDED BY THE CHAMBER WITH AN ORIGINAL SIGNATURE.

                           UTRECHT, 20TH JANUARY 1989
                       WE CERTIFY THIS TO BE A TRUE COPY
                           OF ITS ORIGINAL SEEN BY US
sgd.: illegible

                                                                FILE NUMBER 1132

                       CHAMBER OF COMMERCE AND FACTORIES

                            FOR UTRECHT AND DISTRICT




EXTRACT FROM THE REGISTER OF BUSINESS NAMES


APPENDIX WITH REGARD TO THE SUBSIDIARY ESTABLISHMENTS:
------------------------------------------------------

Trade name               :    Koninklijke Fabriek Inventum B.V.
Present business         :    Factory of instruments and electric devices.
Place of business        :    Wolvega, Weststellingwerf municipality,
                              Industrieweg 15.
Date of establishment    :    15th July 1957.






                           Utrecht, 20th January 1989

                       WE CERTIFY THIS TO BE A TRUE COPY
                           OF ITS ORIGINAL SEEN BY US

                                agd.: illegible


               Only valid if provided with an original signature.

[INSERT GRAPH 2]

ESBOUW

Inventum B.V.                                                      En/aj/8825/05
Postbus 4
3720 AA BILTHOVEN
Attention: Mr J.W. Brinkert


Re: Newbuilding office with industrial accommodation at Nieuwegein-Plettenburg.


Woarden, 15th January 1988

Dear Mr Brinkert,

Enclosed herewith is the summary of the additional work as discussed at Bilthoven on 16-12-1988, on which we already had a preliminary discussion with the investor and on which which we have offered.

The offer now in the hands of the investor includes the following additional works:

Architectural
Amendment plan in respect of our offer
dated 16-06-1988, according to drawing 88027-D0-1 dated 14-12-1988, including additional costs

                    Extra rent totalling                           NLG 34,500.00

Installations (excl. transformers c.a.)
Electrical equipment connection machinery, mechanical exhaustion and pickling shop, extension central heating system in connection with several rooms, higher temperatures and extra groups.
Provisional sum plumbing and electrics on behalf of the laboratory in the amount of NLG 16,500.-- excluding V.A.T.
Triple mechanical ventilation top cooling prepared by means of empty cooler section.
Drawings and calculations installation
consultant.

                    Extra rent totalling                           NLG 29,500.00

Total extra rent architecture and installation                     NLG 64,000.00

E S B O U W


The total rent excluding acquisition of extra land:

offer dated 16th June 1988            NLG 216,000.00 excl.v.a.t.p.a.
additional work dated 16th Dec.1988   NLG  64,000.00 excl.v.a.t.p.a.
                                      --------------
Total rent                            NLG 280,000.00 excl.v.a.t.p.a.

The acquisition of about 1,555 m2 of extra land will entail, as indicated in the letter of intent dated 15th December 1988, an extra rent of NLG 24,750.-- excl.v.a.t.p.a.

As advised by us on 16-12-1988, any extra regulations to be imposed by the authorities and/or public utilities, and also any additional requirement on your part, both from an architectural and installation-technical point of view, have not been included.

On acceptance of the aforegoing by the investor, the latter will conclude a tenancy agreement with you, with due observance of the above letter of intent.

The building scheme has already been lodged by us with the municipal authorities for the purpose of obtaining the building licence.

We trust that the above information will be satisfactory for your purpose and will visit you at 09.00 hours on 27th January 1989 for a co-ordinating meeting.


Yours faithfully,

Esbouw Projectmanagement B.V.

sgd.: illegible

H. Esschandal

E S B O U W


Inventum B.V.                                                      Es/aj/8825/08
Postbus 4
3720 AA BILTHOVEN
Attention: Mr J.B.A. van Wijk


Re: Newbuilding industrial building Inventair at Nieuwegein.


Woarden, 12th April 1989

Dear Mr van Wijk,

With reference to our statement made during the meeting of 16th December 1988 that the amendments required by you, as reproduced on the drawing no. 88027-DO-1 dated 14-12-1988, had still to be looked into by our designer to establish their consequences, we have now pleasure in enclosing the construction drawings no. 88290 pages A and B dated 16-03-89 and 15-03-1989.

Due to the changed column lay-out in connection with the routing and machine scheduling as well as the addition of the extra intermediate floors and the fitting of a roof structure on behalf of the mechanical ventilation, the quantity of steel has increased by approximately 35,000 kilos.

The extra charge involved will in terms of annual rent amount to NLG 8,850. - excluding V.A.T.

We Trust that the above information will be sufficient for your purpose.

Yours faithfully,

Esbouw Projectmanagement B.V.

egd.: illegible

H. Esschandal


c.c.: SPPV, Mr. N.W. Dijkuizen.

         Appendix belonging to the tenancy agreement between

         1. STICHTING PENSIOENFONDS PRODUKTSCHAPPEN VOEDSELVOORZIENING, to be named hereinafter the lessor, and


         2. KONINKLIJKE FABRIEK INVENTUM B.V., to be named hereinafter the tenant, dated 15th December 1988 covering the office/ industrial building to be developed, together with the adjoining building plot of about 1,555 m2 surface in the zoning plan Plattenburg-De Wiers at Nieuwegein, sufficiently well known to the parties.

Whereas:

- a purchase contract was signed on 19th December 1988 between the lessor and the Nieuwegein municipality with regard to a plot of industrial premises of about 4,255 m2, located in the zoning plan Plattenburg -De Wiers, known as Jutphaas municipality, section D, nr. 1881 and 1882 (partially), on part of which the aforesaid office/industrial building will be errected;

- the following commitments imposed by the municipality are applicable to the present tenancy agreement, for which reference is made to the aforesaid purchase contract, in which, among other things, it is stated verbally as follows:

Clause 9 (use):

         The purchased property, including the completed buildings referred to under a of clause B, shall be used exclusively for the exercise of industrial purposes.



Tenant's initials:                                   Lessor's initials:

CLAUSE II (tolerating commitment):

         The purchaser shall accept that piles, cables, wires, insulators, rosettes, designatory boards and pipelines for public purposes are fitted and maintained on, in, at or over the purchased property and the buildings to be erected on it, in places where and the manner in which manner the mayor and aldermen shall deem it necessary; regarding the said places and in which manner previous consultations shall be held with the purchaser. The purchaser shall be obliged to leave intact whatsoever is fitted on the strength of this stipulation.

CLAUSE 12 (rights in rem):

         The parties undertake to mutually grant, in the notarial deed of conveyance c.q. by separate instrument(s), the power of attorney to create any such easement c.q. right in rem, including those referred to in subsection b, paragraph 3, section 5 of Hindrance Act Private Law, at the expense of/to the benefit of the adjoining premises remaining the property of the municipality, c.q. the sold property, which easements c.q. rights in rem are deemed necessary by the municipality c.q. the purchaser, among other things, due to the nature, location and construction of the building complex.

CLAUSE 14 (parking):

         For his own use and for visitors the purchaser shall - without prejudice to what is laid down in this respect in the municipal building law - realize and maintain on his own premises, built-in or built-out, adequate parking places. Discharging and loading and any other forwarding activities shall take place on his own premises.


Tenant's initials:                                    Lessor's initials:

CLAUSE 16 (retail trade):

The purchaser undertakes towards the municipality not to afford facilities on the property purchased or part of it, for performing any acts of retail trade nor for causing them to be performed. By acts of retail trade shall be understood: to offer for sale, including sales display, to sell and/or supply goods, in the ordinary course of business, to the ultimate consumer and/or user.

CLAUSE 17 (perpetual clauses):

         a. Unless the mayor and aldermen have permitted to deviate from what is laid down in this clause, any clause of this agreement, in so far as such clause has not lost its effect by its nature and currency, shall be imposed with each whole or partial alienation of the property purchased and of the buildings to be erected on it, each creation of real rights of enjoyment on it, each letting and giving the free use, in favour of any successor in ownership or claimant of the real right of enjoyment, on pain of a penalty up to the amount of the purchase money, payable by the offender to the municipality forthwith, without any notice of default or judicial interposition being required, by the mere fact of a default against or non-compliance with such clause, all this in favour of Nieuwegein municipality, which accepts these clauses already now for then and expresses to insist on their observance.

         Such amount shall be paid within a fortnight from receiving a written demand to this effect from the mayor and aldermen, an the understanding that at no time any explicit notion giving shall be required.

         b. All conditions stipulated above together with this clause shall continue to apply also to reconstruction and repairs of the property sold to the extent that such time the conditions are still in force.


Tenant's initials:                                    Lessor's initials:

CLAUSE 18 (penalty clause):

         In the case of non-compliance with or default against of the clauses of this purchase contract or of the instruments resulting therefrom, the mayor and aldermen of Nieuwegein municipality may impose upon the purchaser c.q. his successors in title a penalty of NLG 10,000.-- (ten thousand guilders) for each default or non-compliance and of NLG 1,000.-- (one thousand guilders) for each day or apart of a day on which such default or non-compliance continues, without any notice giving or demand being required , by the mere fact of such default or non-compliance, without prejudice to the municipality's right to demand compliance and indemnification over and above the penalties.

         The penalty shall be due and payable forthwith and shall be forfeited by the mere fact of the non-compliance or default itself or by the mere expiry of the period of time stipulated, without any notice giving being required, all this without prejudice to the right to demand repairs, modification or removal of what has taken place contrary to what is laid down in this contract; in case the municipality's demand for repairs or removal is not fulfilled within the period of time fixed by the mayor and aldermen in a notice issued to this effect, the required repairs, modification or removal of what has taken place contrary to what is laid down in this contract; in case the municipality's demand for repairs or removal is not in a notice issued to this effect, the required repairs, modification or removal may, without prejudice to what is stipulated on the strength of the aforegoing, be affected by or on behalf of the municipality, at the expense of the offender or his successors in title, and his premises and buildings may be entered upon to this effect by persons designated by the mayor and aldermen for the purpose.








Tenant's initials:                                            Lessor's initials:

THE PARTIES DECLARE THE FOLLOWING:

         1. The lessor declares to impose on the tenant all clauses stated above and to commit the latter to punctual observance of these clauses towards Nieuvegein municipality.

         2. The tenant declares to be familiar with the clauses referred to and to consider them as forming an integral part of the tenancy agreement and to undertake punctual observance thereof towards Nieuwegein municipality, and the lessor, now acting as voluntarily looking after the interests of Nieuwegein municipality, accepts the aforegoing for and on behalf of this municipality.

MADE in triplicate and signed on 19th December 1989.

LESSOR:                                         TENANT:

Stichting pensionfonds                          Koninklijke fabriek
produktschappen voedsel-                        Inventum B.V.
voorziening

sgd.: illegible                                 sgd.: illegible

Mr. N.W. Dijkhuizen                             Mr. N. de Jager, M.Sc.

_______________________________________________________________________________

                         B & F PROPERTY MANAGEMENT B.V.
_______________________________________________________________________________


Inventum
Postbus 4
3720 AA BILTHOVEN


Amsterdam, 2nd September 1992

Re: adjustment rent Parkerbaan, of Nieuwegein.

Dear Sirs,

In accordance with what is laid down in the tenancy agreement signed with you in respect of the above object, the rent will be adjusted every year on 1st December on the basis of the price-index figure of family consumption, series of wage-earning families, as published by the Central Statistical Office.

Proceeding from the clause included in the tenancy agreement we have calculated the new yearly rent as follows:

-    index figure calendar year 1991 - 107.7 (1985=100)
-    index figure calendar year 1990 - 103.7 (1985=100)

New rent: 107.7/103.7 - 1.039 x NLG 336,456.17 = NLG 349,577.96

Per quarter: NLG 87,394.49.

The next rent invoices will be based directly on the new yearly rent.

We trust that our information is sufficient for your purpose.

Yours faithfully,

sgd.: illegible

B & F PROPERTY MANAGEMENT B.V.

APPENDIX belonging to the tenancy agreement between


         1. STICHTING PENSIOENFONDS PRODUKTSCHAPPEN VOEDSELVOORZIENING, to be named hereinafter the lessor, and

         2. KONINKLIJKE FABRIEN INVENTUM B.V., to be named hereinafter the tenant, dated 15th December 1988 covering the office/industrial building to be developed, together with the adjoining building plot of approximately 1,555 m2 surface, in the zoning plan Plettenburg-De Wiers at Nieuwegein, sufficiently well known to the parties.

WHEREAS:

-- a purchase contract was signed on 19th December 1988 between the lessor and Nieuwegein municipality with regard to a plot of industrial premises of about 4,255 m2, located in the zoning plan Plettenburg-De Wiers, known as Jutphaas municipality, section D, nr. 1881 and 1882 (partially), on part of which the aforesaid office/industrial building will be erected;

-- the following commitments imposed by the municipality are applicable to the present tenancy agreement, for which reference is made to the aforesaid purchase contract, in which, among other things, it is stated verbally as follows:

CLAUSE 9 (use):

         The property purchased, including the completed buildings referred to under a of clause 8, shall be used exclusively for the exercises of industrial purposes.




Tenants's initials:                               Lessor's initials:

CLAUSE II (tolerating commitment):

         The purchaser shall accept that piles, cables, wires, insulators, rosettes, designatory boards and pipelines for public purposes are fitted and maintained on, in, at or over the purchased property and the buildings to be erected on it, in places where and the manner in which the mayor and aldermen shall deem it necessary; regarding the said places and in which manner previous consultations shall be held with the purchaser. The purchaser shall be obliged to leave intact whatsoever is fitted on the strength of this stipulation.

CLAUSE 12 (rights in rem):

         The parties undertake to mutually grant, in the notarial deed of conveyance c.q. by separate instrument(s), the power of attorney to create any such easement c.q. right in rem, including those referred to in subsection b, paragraph 3, section 5 of Hindrance Act Private Law, at the expense of/to the benefit of the adjoining premises remaining the property of the municipality, c.q. the sold property, which easements c.q. rights in rem are deemed necessary by the municipality c.q. the purchaser, among other things, due to the nature, location and construction of the building complex.

CLAUSE 14 (parking):

         For his own use and for visitors the purchaser shall - without prejudice to what is laid down in this respect in the municipal building law - realize and maintain on his own premises, built-in or built-out, adequate parking places. Discharging and loading and any other forwarding activities shall take place on his own premises.



Tenant's initials:                             Lessor's initials:

CLAUSE 16 (retail trade):

         The purchaser undertakes towards the municipality not to afford facilities on the property purchased or part of it, for performing any acts of retail trade nor for causing them to be preformed.

         By acts of retail trade shall be understood: to offer for sale, including sales display, to sell and/or supply goods, in the ordinary course of business, to the ultimate consumer and/or user.

CLAUSE 17 (perpetual clauses):

         a. Unless the mayor and aldermen have permitted to deviate from what is laid down in this clause, any clause of this agreement, in so far as such clause has not lost its effect by its nature and currency, shall be imposed with each whole or partial alienation of the property purchased and of the buildings to be erected on it, each creation of real rights of enjoyment on it, each letting and giving the free use, in favour of any successor in ownership or claimant of the real right of enjoyment, on pain of a penalty up to the amount of the purchase money, payable by the offender to the municipality forthwith, without any notice of default or judicial interposition being required, by the mere fact of a default against or non-compliance with such clause, all this in favour of Nieuwegein municipality, which accepts these clauses already now for then and expresses to insist on their observance.

         Such amount shall be paid within a fortnight from receiving an written demand to this effect from the mayor and aldermen, on the understanding that at no time any explicit notice giving shall be required.

         b. All conditions stipulated above together with this clause shall continue to apply also to reconstruction and repairs of the property sold, to the extent that at such time the conditions are still in force.


Tenant's initials:                                   Lessor's initials:

CLAUSE 18 (penalty clause):

         In the case of non-compliance with or default against any of the clauses of this purchase contract or of the instruments resulting therefrom, the mayor and alderman of Nieuwegein municipality may impose upon the purchaser e.g. his successors in title a penalty of NLG 10,000. -- (ten thousand guilders) for each default or non-compliance and of NLG 1,000. -- (one thousand guilders) for each day or part of a day on which such default or non-compliance continues, without any notice giving or demand being required, by the mere fact of such default or non-compliance, without prejudice to the municipality's right to demand compliance and indemnification over and above the penalties.

         The penalty shall be due and payable forthwith and shall be forfeited by the mere fact of the non-compliance or default itself or by the mere expiry of the period of time stipulated, without any notice giving being required, all this without prejudice to the right to demand repairs, modification or removal of what has taken place contrary to what is laid down in this contract; in case the municipality's demand for repairs or removal is not fulfilled within the period of time fixed by the mayor and alderman in a notice issued to this effect, the required repairs, modification or removal may, without prejudice to what is stipulated on the strength of the aforegoing, be effected by or on behalf of the municipality, at the expense of the offender or his successors in title, and his premises and buildings may be entered upon to this effect by persons designated by the mayor and alderman for the purpose.


Tenant's initials:                                   Lessors' initials:

the parties declare the following:

         1. The lessor declares to impose on the tenant all clauses stated above and to commit the latter to punctual observance of these clauses towards Nieuwegein municipality.

         2. The tenant declares to be familiar with the clauses referred to and to consider them as forming an integral part of the tenancy agreement and to undertake punctual observance thereof towards Nieuwegein municipality, and the lessor, now acting as voluntarily looking after the interests of Nieuwegein municipality, accepts the aforegoing for and on behalf of this municipality.

MADE in triplicate and signed on 19th December 1989.




Lessor:                                                Tenant:

Stichting pensioenfonds                                Koninklijke fabriek
produktschappen voedsel-                               Inventum B.V.
voorsiening

sgd.: illegible                                        sgd.: illegible

Mr N.W. Dijkhuizen                                     Mr N. de Jager, M.Sc.

19/12/1989
Additional works/reduced amount of works
Rear/minsferaerken SPPV/inventum


     Inventum   SPPV       SPPV             Inventum    SPPV      SPPV
                in huur    niet in huur                 in huur   niet in huur
                on hire    not on hire                  on hire   not on hire
_______________________________________________________________________________
SB 1            (1,178.00)             SB 1 40,434.00
   2            11,598.00                 2  7,186.00
   3            64,900.00                 3 23,128.00
   4  6,930.00   4,213.00  4,214.00       4 14,170.00
   5             3,252.00                 5      0.00
   6      0.00       0.00                 6  4,711.00
   7      0.00       0.00                 7 16,716.00
   8  9,749.00                            8 24,268.00
   9                 0.00                 9 18,264.00
  10  9,749.00                           10  2,342.00
  11             6,996.00                11  1,926.00
  12 35,739.00                           12  3,873.00
  13            (8,847.00)               13 11,584.00
  14            (1,249.00)               14             11,688.00
  15            (3,600.00)               15    214.00
  16  1,449.00                           16  4,546.00
  17             1,400.00                17  6,375.00
  18  1,320.00                           18 15,827.00
  19             3,000.00                19 10,089.00
  20            11,034.00                20  3,599.00
  21            16,956.00                21  7,472.00
  22               576.00                22         0
  23             3,079.00                23         0
  24  2,950.00
  25         0
===================================    =====================================
SVG  83,167.00 191,449.00  4,214.00    SVG 216,497.00   11,688.00       0.00

                     (Totalling) latest    279,844.00  123,137.00   4,214.00




Rate of rent increase         Nsurverhogingspercentage 9.99  11,002.53
Modification of plan          Plemuljziging                  64,000.00
Modification of construction  Konstruktiouijziging            8,850.09
                                                             --------- excl. btw

Yearly rent adjustment        Rewreamposing par jaar         83,932.33
Basic rent per year           Insiskuur per jaar            214,000.00
Land                          Bread                          24,750.00
                                                            ----------

                      per year excl. V.A.T.     327,682.33 per jaar excl. btw
                      per quarter excl. V.A.T.  87,170.50 per tuartusi excl. btw